Exhibit 10.2

EXECUTION VERSION

REPURCHASE AGREEMENT (this “Agreement”), dated as of March 8, 2017, among Northwest Biotherapeutics, a Delaware corporation (the “Company”) and each of the undersigned beneficial owners (each, a “Holder”, and, collectively, the “Holders”) of one-hundred percent of the Company’s 5.00% Convertible Senior Notes Due 2017 (the “Notes”), issued pursuant to that certain Indenture dated as of August 19, 2014 between The Bank of New York Mellon (the “Trustee”) and the Company (the “Indenture”).

RECITALS

WHEREAS, (a) on December 7, 2016, the Company notified the Nasdaq Stock Market (“Nasdaq”) of its intention to voluntarily withdraw the Company’s common stock from listing on the Nasdaq Capital Market; (b) ceasing to be listed or quoted on Nasdaq constitutes a “Fundamental Change” pursuant to clause (d) of the definition of Fundamental Change set forth in the Indenture (the “Specified Fundamental Change”); and (c) the Specified Fundamental Change also constitutes a “Make-Whole Fundamental Change” under the terms of the Indenture thereby enabling the Holders to convert their Notes in accordance with the terms of the Indenture;

WHEREAS, the Company delivered a “Make-Whole Fundamental Change” notice (the “Fundamental Change Notice”) to the holder of the Notes indicating that the Company is offering to repurchase the Notes at a fundamental change repurchase price (the “Fundamental Change Repurchase Price”) equal to 100% of the principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, March 10, 2017 (the “Fundamental Change Repurchase Offer”); and

WHEREAS, the Holders submitted the Notes owned by them in the Fundamental Change Repurchase Offer and completed all actions required by the Indenture or otherwise in order to validly and fully make such election (the “Repurchase Election”);

WHEREAS, the Company has requested that the Holders withdraw the Repurchase Election; and

WHEREAS, the Holders are willing to withdraw the Repurchase Election, subject in all respects to the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed as follows:

SECTION 1. Accuracy of Recitals; Capitalized Terms. Company and each Holder hereby acknowledges and agrees that the foregoing Recitals are true and accurate and are incorporated herein by reference. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2. Acknowledgements by Company. Company hereby acknowledges and agrees: (i) that on January 19, 2017, in accordance with the terms of the Indenture, the Company delivered a Fundamental Change Notice to the holder of the Notes indicating that the Company is offering to repurchase the Notes at the Fundamental Change Repurchase Price pursuant to the Fundamental Change Repurchase Offer in accordance with the terms of the Indenture; and (ii) that, in response thereto, the Holders completed the Repurchase Election.

SECTION 3. Repurchase Election Withdrawal. The Holders hereby withdraw the Repurchase Election and further agree that they will not re-tender and will not permit any other Person to tender, any Notes into the Fundamental Change Repurchase Offer (collectively, the “Repurchase Election Withdrawal”), provided that (a) such Repurchase Election Withdrawal is and shall be effective immediately upon (but not prior to) satisfaction of all of the conditions set forth in Section 5 (Conditions Precedent) of this Agreement, (b) such Repurchase Election Withdrawal shall be effective for only so long as no Agreement Default (as hereinafter defined) shall have occurred hereunder and (c) such Repurchase Election Withdrawal is and shall be effective solely for the specific purpose and instance described herein and shall not be applicable to any other right or remedy of Holders now existing or hereafter arising under the terms of the Indenture or the Notes.

SECTION 4. Repurchase of Notes. The Company hereby agrees to repurchase the Notes and to make the following payments, and each Holder agrees severally (and not jointly and severally) to sell its respective Notes as follows:

(a)       on March 10, 2017, (i) each Holder, before 10:00 a.m. New York City time, shall electronically transfer its Pro Rata Share of $500,000 aggregate principal amount of Notes, and (ii) the Company shall, following such transfer and no later than 5:00 p.m., New York City time on March 10, 2017, deliver to each Holder in exchange therefor such Holder’s Pro Rata Share of: (A) $517,500 in cash (representing $500,000 of principal repayment plus 6 months of interest thereon at 7.0%) by wire transfer to an account specified by the Holders and (B) 4,039,860 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”); provided, further, that the Holders’ tender shall not be effective and shall not be deemed to be effective (and shall be fully revocable) unless and until the Holders have actually received the consideration contemplated by this subsection;

(b)       on the earlier of March 31, 2017 and the third business day after the closing of the Company’s next equity offering, the Company shall deliver to each Holder such Holder’s Pro Rata Share of $517,500 in cash (representing $500,000 of principal repayment plus 6 months of interest thereon at 7.0%) by wire transfer to an account specified by the Holders; provided, that in exchange therefor, the Holders shall deliver to the Company their Pro Rata Share of $500,000 of Notes on the date on which the Transfer and Repayment Obligations have been paid in full;

(c)       on April 19, 2017, (i) each Holder shall, before 10:00 a.m. New York City time, electronically transfer its Pro Rata Share of $2,000,000 aggregate principal amount of the Notes, and (ii) the Company shall, following such transfer and no later than 5:00 p.m., New York City time on April 19, 2017, deliver in exchange therefor such Holder’s Pro Rata Share of $2,070,000 in cash (representing $2,000,000 of principal repayment plus 6 months of interest thereon at 7.0%) by wire transfer to an account specified by the Holders; provided, however, that the Holders’ tender shall not be effective and shall not be deemed to be effective (and shall be fully revocable) unless and until the Holders have actually received the consideration contemplated by this subsection;

(d)       on May 20, 2017, (i) each Holder shall, before 10:00 a.m. New York City time, electronically transfer its Pro Rata Share of $2,500,000 aggregate principal amount of the Notes, and (ii) the Company shall, following such transfer and no later than 5:00 p.m., New York City time on May 20, 2017, deliver in exchange therefor such Holder’s Pro Rata Share of $2,587,500 in cash (representing $2,500,000 of principal repayment plus 6 months of interest thereon at 7.0%) by wire transfer to an account specified by the Holders; provided, however, that the Holders’ tender shall not be effective and shall not be deemed to be effective (and shall be fully revocable) unless and until the Holders have actually received the consideration contemplated by this subsection;

(e)       on June 20, 2017, (i) each Holder shall, before 10:00 a.m. New York City time, electronically transfer its Pro Rata Share of $5,500,000, and (ii) the Company shall, following such transfer and no later than 5:00 p.m. New York City time on June 20, 2017, deliver in exchange therefor such Holder’s Pro Rata Share of $5,692,500 in cash (representing $5,500,000 of principal repayment plus 6 months of interest thereon at 7.0%) by wire transfer to an account specified by the Holders; provided, however, that the Holders’ tender shall not be effective and shall not be deemed to be effective (and shall be fully revocable) unless and until the Holders have actually received the consideration contemplated by this subsection;

(f)       if and to the extent the Company completes one or more equity financings after the date hereof as a result of which the Company has received aggregate gross proceeds in excess of $15,000,000 (in a single raise or cumulatively), then the Company shall, on or prior to the third business day after the closing of any such financing, use an amount equal to 30% of the amount over $15,000,000 (less amounts previously repurchased pursuant to this subsection) to repurchase from the Holders a principal amount of Notes equal to such excess, divided by 103.5% (representing 100% of principal plus 6 months of interest thereon at a rate of 7.0% per annum) and rounded down to a round lot of $1,000); provided, however, that the Holders’ tender shall not be effective and shall not be deemed to be effective (and shall be fully revocable) unless and until the Holders have actually received the consideration contemplated by this subsection; provided, further, that the amounts repurchased pursuant to this subsection shall reduce the amounts to be repurchased pursuant to subsections (b) through (e), with the later scheduled payments reduced first;

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(g)       the Company shall reimburse the Holders, in each case, within five (5) Business Days of the issuance to the Company of an invoice therefor (by wire transfer to an account designated by the Holders), for any and all reasonable fees and expenses of counsel for the Holders incurred at any time before or at any time after the date hereof in connection with: (i) the administration, modification or enforcement of this Agreement and the transactions contemplated hereby; and/or (ii) the evaluation, preservation and/or enforcement of any of the Holders’ rights or remedies in respect of the Notes and the Indenture.

The Company’s payment and performance obligations set forth in clauses (a) through (g) of this SECTION 4 are referred to in this Agreement, collectively, as the “Transfer and Payment Obligations”.

SECTION 5. Conditions Precedent. Holders’ obligations to enter into this Agreement and perform the Repurchase Withdrawal Election and their other obligations hereunder are subject to the conditions precedent that the Holders shall have received all of the following documents and other items, satisfactory (in form and substance, as applicable) to the Holders, duly executed where appropriate by authorized representatives of the Company, and, notwithstanding anything herein to the contrary, upon execution of this Agreement by the Company, the Holders immediately shall be entitled to all of the rights, remedies, and benefits of this Agreement:

(a)        the Holders or their counsel shall have received (i) counterparts of this Agreement executed by the Company and the Holders and (ii) copies of the resolutions of the Company authorizing such parties to enter into this Agreement;

(b)        the Company shall have satisfied its payment and performance obligations under Section 4(a) of this Agreement; and

(c)       the Company shall have paid and/or reimbursed, to the extent invoiced, the reasonable fees and expenses of counsel for the Holders incurred on or before the date hereof in connection with (i) the evaluation, preservation and/or enforcement of any of the Holders’ rights or remedies in respect of the Notes or the Indenture, (ii) discussions and negotiations regarding any potential “work-out”, modification or restructuring of the Notes and the other obligations evidenced by the Indenture and/or (iii) the negotiation, preparation and documentation of this Agreement and the transactions contemplated hereby.

SECTION 6. Supplemental Indenture. Within 10 days after the execution of this Agreement, the Company shall cause the Indenture to be amended or supplemented, in a form and substance acceptable to the Holders, in accordance with the procedures required by the Indenture, in order to provide that an Agreement Default shall constitute an immediate Default and Event of Default under the Indenture and the Notes. In connection with such amendment or supplement, the Holders shall take such action as may be reasonably necessary or reasonably requested by the Company or trustee to authorize such amendment or supplement (including, without limitation, executing and delivering to the Trustee, the Depository Trust Company (“DTC”) or Holders’ brokers or DTC participants, as the case may be, such additional documentation and instruments as any of them shall reasonably request).

SECTION 7. Defaults; Remedies. The failure by the Company to fully and timely pay, deliver or perform any of its obligations under this Agreement when required (including, without limitation, the Transfer and Payment Obligations under SECTION 4 hereof and the Indenture amendment obligation under SECTION 6) shall constitute an immediate event of default under this Agreement and with respect to all such obligations (an “Agreement Default”). Upon the earliest to occur of (i) an Agreement Default by the Company, and (ii) a Default or Event of Default under the Indenture or the Notes, then the Holders may (A) declare all of the Company’s payment and performance obligations (including, without limitation, the Transfer and Payment Obligations under SECTION 4 hereof) to be immediately due and payable, provided that such declaration and acceleration shall occur immediately and automatically in the event of any commencement of any case or proceeding against the Company under any Bankruptcy Law or other similar law, (B) terminate the Repurchase Withdrawal and proceed as if no withdrawal had been made in which event the Trustee and the Holders shall be entitled to immediately (1) exercise any and all rights and remedies under the Indenture and the Notes with respect to the Fundamental Change Repurchase Offer and the Repurchase Election and (2) to consummate the Repurchase Election, and/or (C) exercise any rights and remedies under the Indenture and Notes, all of which rights and remedies in (A) through (C), may be exercised without notice to or consent by the Company of any kind, except as may be expressly required by applicable law.

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SECTION 8. Representations, Warranties and Covenants of Company. The Company hereby represents, warrants, covenants and agrees, in favor of and for the benefit of the Holders as follows: (i) it is duly incorporated, formed or organized, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Agreement are within its powers, have been duly authorized, and do not contravene (A) its articles of incorporation, bylaws or other organizational documents, or (B) any applicable law, statute, regulation, ordinance, tariff or order; (iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against it; (iv) this Agreement has been duly executed and delivered by it; (v) this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (vi) the Company shall not, and the Company shall not permit or cause any of its Subsidiaries to, directly or indirectly, except as contemplated by this Agreement or to fulfill obligations of the Company existing as of the date of this Agreement, become subject to any contractual restriction with respect to (a) the granting, conveying, imposition of security interests and liens on any of its property in favor of the Holders (or any administrative agent designated by them) that are created to secure the Transfer and Payment Obligations or (b) the redemption of and payment to the Holders for the Notes on Schedule A as contemplated by the terms of this Agreement, (vii) the Company shall promptly notify the Holders if it shall become aware of any person’s intent to obtain new liens on the Company’s property; after giving effect to this Agreement, it is in compliance with all covenants and agreements in the Indenture; (viii) any and all shares of Common Stock to issued pursuant to this Agreement, when issued will be duly and validly issued, fully paid and nonassessable, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive or similar rights, agreements, limitations on its voting rights, charges and other encumbrances of any nature whatsoever, and the issuance of such shares is not subject to any preemptive rights nor will such issuance trigger any material anti-dilution adjustments under any warrants, options or similar instruments issued by, or pursuant to any agreements entered into by, the Company; (ix) in addition to and not in limitation of the foregoing, and subject to the accuracy of the Holders’ representations set forth in SECTION 9, all such shares will be issued in exchange for Notes pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act, and therefore the shares will take on the characteristics of the Notes being exchanged, including, for purposes of Rule 144(d) promulgated under the Securities Act, a holding period beginning from the original issuance date of the Notes, such that the shares when issued will be issued without any restrictive legends and, assuming the Holders are not “affiliates” of the Company, will be freely tradable without restriction under Rule 144; (x) delivery of all shares of Common Stock to be delivered hereunder shall be delivered to the Company’s brokerage account through issuance of the shares to DTC’s depositary Cede & Co. on the first business day following the date the number of shares to be delivered is determined, and no redemption or reduction of the applicable principal amount of the notes shall be made unless and until such shares are received; (xi) all payments to be made hereunder shall be made by wire transfer in immediately available funds to the account or accounts designated by the Holders in writing (which may include electronic transmission) to the Company; (xii) the Company shall not incur new indebtedness for borrowed money (including, without limitation, purchase money indebtedness and capitalized leases and other forms of borrowed money) unless the Company uses the net proceeds from such incurrence to pay the amounts due to the Holders under this Agreement; (xiii) the Company shall not, and shall not permit or cause any of its subsidiaries to, grant any security interest or lien upon any of its property or assets, whether now owned or hereafter acquired, except for security interests and liens (A) imposed or arising as a matter of law, (B) consisting of deposits and other liens granted or incurred in the ordinary course of business in connection with bank account or treasury management arrangements, statutory obligations, trade contracts, leases, insurance obligations, surety and similar bonds, and other customary commercial arrangements and (C) consisting of easements, zoning restrictions and similar encumbrances on real property and irregularities in title thereto; and (xiii) on the first business day of each month, the Company shall provide a certification, signed by an officer of the Company on behalf of the Company, representing that the Company is not in default in the performance or observance of the covenant in SECTION 8(xii) and (xiii).

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SECTION 9. Representations, Warranties and Covenants of Holders. Each Holder hereby severally (and not jointly and severally) represents, warrants, covenants and agrees, in favor of and for the benefit of the Company as follows: (a) it is duly incorporated, formed or organized, as applicable, and validly existing and in good standing under the laws of its jurisdiction of organization; (b) the execution, delivery and performance by it of this Agreement are within its powers, have been duly authorized, and do not contravene (i) its articles of incorporation, bylaws or other organizational documents, or (ii) any applicable law, statute, regulation, ordinance, tariff or order; (c) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any governmental authority or other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement by or against it; (d) this Agreement has been duly executed and delivered by it; (e) this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; (f) it is the sole legal and beneficial owner of the Notes identified in Schedule A as owned by it (subject to such pledges or security interests that the Holder may have created in favor of a prime broker under and in accordance with its prime brokerage agreement with such broker) and will transfer and deliver to the Company at the closing of the transactions contemplated hereunder valid title to such Notes, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, preemptive or similar rights, agreements, limitations on its voting rights, charges and other encumbrances of any nature whatsoever; (g) it is a qualified institutional buyer as defined in Rule 144A under the Securities Act or an accredited investor as defined in Rule 501(a) of the Securities Act; (h) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Stock and is able to bear the economic risk of such investment; (i) it is not, and has not been during the 90 days prior to the date hereof, an “affiliate” of the Company as that term is defined in Rule 144(a)(1) under the Securities Act; (j) the Notes were acquired by it prior to the date that is one year prior to the date of this Agreement and since such date it has not sold, assigned, conveyed, transferred or disposed of such Notes; (k) it is not aware of any failure to meet any condition or requirement of Rule 144 so as to cause any proposed sale of the First Tranche Shares to be a “distribution” or it to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act; (l) it has not and, except (provided that the Company is in compliance with all its obligations under this Agreement and no Agreement Default and no Default or Event of Default under the Indenture has occurred and is continuing) solely to the Company pursuant to this Agreement at the times and in the amounts contemplated by SECTION 4, will not, sell, assign, convey, transfer or dispose of its Notes or enter into any agreement to transfer, in whole or in part, the economic consequence of ownership of its Notes to any Person; (m) neither it nor its affiliates have taken, directly or indirectly, any action designed to, or that might reasonably be expected to, cause or result in stabilization or manipulation of the price of the Common Stock; and (n) it is incorporated in Delaware and has its principal place of business in the State of Minnesota.

SECTION 10. Disclosure. The Company shall, no later than 8:30 a.m. (New York City time) on the date after the date hereof, issue a publicly available press release or file with the SEC a Current Report on Form 8-K disclosing all material terms of this Agreement, the transactions contemplated hereby and any other material non-public information provided to the Holders in connection with this Agreement, if any.

SECTION 11. Entire Agreement. This Agreement and any documents and agreements executed in connection herewith embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representation, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter.

SECTION 12. Counterparts; Severability. This Agreement may be executed in any number of counterparts and by .PDF or other electronic means, each of which shall be an original, but such counterparts shall together constitute but one and the same Agreement. In the event that any provisions of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

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SECTION 13. Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE CHOICE OF LAW AND WAIVER OF JURY TRIAL PROVISIONS SET FORTH IN THE INDENTURE.

SECTION 14. Further Assurances. Company shall take such action as may be reasonably necessary or reasonably requested by the Holders to effect the repurchase of the Notes and the delivery therefor of the consideration set forth in this Agreement (including, without limitation, executing and delivering to the Trustee, DTC or Holders’ brokers or DTC participants, as the case may be, such additional, instruments and opinions of counsel as any of them shall reasonably request).

SECTION 15. Specific Performance. The parties hereto agree that time is of the essence in the performance of this Agreement and that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that irreparable damages for which money damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to seek specific performance and other equitable relief to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled, at law or in equity.

SECTION 16. Release. Company hereby forever and unconditionally releases, absolves, acquits and discharges, to the greatest extent permissible by law, each of the Holders and each of their respective past and present officers, directors, employees, agents, managers, legal and financial advisors and other representatives in their capacities as such, of and from any and all “Released Claims” (as defined below) which the Company has against any of them as of the date hereof, other than claims arising from a breach of the representations, warranties and covenants of the Holders in this Agreement. For purposes of this Agreement, “Released Claims” means any claim, demand, obligation, lien, agreement, contract, covenant, cause of action, suit, expense, damage, judgment, order, loss and liability of whatever kind or nature, in law or in equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden, whether accruing in the past, the present or the future, arising out of any event, circumstance, action or omission, occurring or existing on or prior to the date hereof and relating to the administration of the Indenture, the Notes or any agreement relating thereto or any transaction relating thereto.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first above written.

NORTHWEST BIOTHERAPEUTICS, INC.
a Delaware corporation, as Company

By:	/s/ Linda Powers
Name:	Linda Powers
Title:	Chief Executive Officer

Name of Holder:

WHITEBOX RELATIVE VALUE PARTNERS, LP

By: /s/ Mark Strefling
Name: Mark Strefling
Title: General Counsel & Chief Operating Officer Whitebox Advisors LLC

WHITEBOX CREDIT ARBITRAGE PARTNERS, LP

By: /s/ Mark Strefling
Name: Mark Strefling
Title: General Counsel & Chief Operating Officer Whitebox Advisors LLC

WHITEBOX GT FUND, LP

By: /s/ Mark Strefling
Name: Mark Strefling
Title: General Counsel & Chief Operating Officer Whitebox Advisors LLC

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By: /s/ Mark Strefling
Name: Mark Strefling
Title: General Counsel & Chief Operating Officer Whitebox Advisors LLC

PANDORA SELECT PARTNERS, LP

By: /s/ Mark Strefling
Name: Mark Strefling
Title: General Counsel & Chief Operating Officer Whitebox Advisors LLC

Signature page to Agreement

Schedule A

Beneficial Owner	Aggregate Notes Held	Pro Rata Share*
Whitebox Relative Value Partners, LP	$3,300,000	30.00%
Whitebox Credit Arbitrage Partners, LP	$1,466,000	13.33%
Whitebox GT Fund, LP	$733,000	6.66%
Whitebox Multi-Strategy Partners, LP	$3,667,000	33.34%
Pandora Select Partners LP	$1,834,000	16.67%
Total	$11,000,000	100.00%

* As to any payment, to be adjusted by Holders as necessary so that notes delivered are in round lots of $1,000.